Imprimis Pharmaceuticals and Precision Lens Sign Agreement to Expand Imprimis’ Ophthalmic Portfolio Market Opportunity in the U.S. Midwest

Largest distributor of ophthalmic products in the Midwest to expand Imprimis’ ability to serve strategic accounts and accelerate growth

San Diego, Calif. and Bloomington, Minn. – April 18, 2017 — Imprimis Pharmaceuticals, Inc. (NASDAQ: IMMY) (“Imprimis”), an ophthalmology-focused pharmaceutical company, and Cameron Ehlen Group, d/b/a Precision Lens (“Precision Lens”), today announced the signing of a three-year exclusive sales representation agreement. Under the agreement, Precision Lens will deploy a dedicated sales team to introduce Imprimis’ ophthalmic portfolio into select geographies in the U.S., primarily focused in 13 states in the U.S. Midwest. Precision Lens, which sells and distributes more than 60 percent of the intraocular lens (IOLs) for cataract surgery in its markets, will add resources to exclusively sell Imprimis’ pharmaceutical products, including Dropless Therapy®, LessDrops® combination eye drops, Simple Drops™ preservative-free glaucoma drops, MKO Melt™ conscious sedation, and medications typically used for dilation, general inflammation and infection. Imprimis will continue to focus its sales efforts in all 50 states and provide support to new accounts procured by Precision Lens.

Mark L. Baum, CEO of Imprimis, stated, “With more than 60 percent IOL market share and a long track record of earning their customer’s respect through exceptional service, expertise and integrity, we could not want for a better partner to help us bring our innovative family of ophthalmic products to more physicians, large practice groups, surgery centers and hospitals. We look forward to working with Precision Lens and believe this important relationship will increase sales productivity and strengthen our position in this important region of the country. Precision Lens will be a key partner as we introduce our Simple Drops™ glaucoma program in the second quarter and our new dry eye program, expected to launch in the second half of the year. Precision Lens’ mission to offer eye care providers the best technology options available in the marketplace marries perfectly with the Imprimis commitment of providing patients with affordable access to innovative and high-quality medications.”

Paul Ehlen, CEO of Precision Lens, said, “We are very selective about the companies we represent and believe the portfolio of innovative ophthalmic medications from Imprimis, including those made from its FDA-registered outsourcing facility, will be very well-received by our customers. For over twenty-seven years we have been successfully representing leading ophthalmology companies and providing healthcare professionals with a wide array of innovative solutions for the care of their patients. We are excited to deploy a dedicated team to exclusively promote Imprimis’ portfolio within our territory. Imprimis’ Dropless Therapy and LessDrops combination drops have the potential to become standard-of-care in the post-cataract surgery market. This, combined with the soon to be introduced preservative free glaucoma offerings and new dry eye medications, provide us with the value and innovation we strive to provide our customers.”

About Precision Lens:

Precision Lens, located in Bloomington, Minnesota, is a Midwest distributor offering eye care providers with the best technology options available. Our team strives to earn our customer’s respect through exceptional service, expertise, and integrity. We provide high-quality products and uphold ourselves to the highest standard of service. For more information, please visit www.precisionlens.net.

About Imprimis Pharmaceuticals

Imprimis Pharmaceuticals, Inc. (NASDAQ: IMMY) is a pharmaceutical company dedicated to producing and dispensing high quality innovative medications in all 50 states. The company’s unique business model increases patient access and affordability to many critical medicines. Headquartered in San Diego, California, Imprimis owns and operates three production and dispensing facilities located in California, New Jersey and Pennsylvania. For more information about Imprimis, please visit the corporate website at www.ImprimisRx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this release that are not historical facts may be considered such “forward looking statements.” Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties which may cause results to differ materially and adversely from the statements contained herein. Some of the potential risks and uncertainties that could cause actual results to differ from those predicted include our ability to make commercially available our compounded formulations and technologies in a timely manner or at all; physician interest in prescribing our formulations; risks related to our compounding pharmacy operations; our ability to enter into other strategic alliances, including arrangements with pharmacies, physicians and healthcare organizations for the development and distribution of our formulations; our ability to obtain intellectual property protection for our assets; our ability to accurately estimate our expenses and cash burn, and raise additional funds when necessary; risks related to research and development activities; the projected size of the potential market for our technologies and formulations; unexpected new data, safety and technical issues; regulatory and market developments impacting compounding pharmacies, outsourcing facilities and the pharmaceutical industry; competition; and market conditions. These and additional risks and uncertainties are more fully described in Imprimis’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Such documents may be read free of charge on the SEC’s web site at www.sec.gov. Undue reliance should not be placed on forward looking statements, which speak only as of the date they are made. Except as required by law, Imprimis undertakes no obligation to update any forward-looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events.

Other than drugs compounded at a registered outsourcing facility, all Imprimis compounded formulations may only be prescribed pursuant to a physician prescription for an individually identified patient consistent with federal and state laws.

###

Sources: Imprimis Pharmaceuticals, Inc. and Precision Lens

Precision Lens Contact

Rikki Bradley

rbradley@precisioneye.net

651-666-9838

Imprimis Media Contact

Deb Holliday

deb@pascalecommunications.com

412-877-4519

Imprimis Investor Contact

Bonnie Ortega

bortega@imprimispharma.com

858-704-4587